EX-3.2
       CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

       CERIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

The undersigned certify that;

     1. They are the president and the secretary, respectively, of RMD Technologies, Inc., a California corporation.

     2. Article IV of the Articles of Incorporation of this corporation is amended to read as follows:

        The corporation is authorized to issue only one class of shares of stock: and the total number of shares which this corporation is authorized to issue is 100,000,000.

      3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

     4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares in the corporation is 10,000. The number of shares voting in favor of the amendment exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the state of California that the matters set forth in this certificate are true and correct of our own knowledge.


Date: June 21, 2004

                                       /s/  Patrick A. Galliher
                                       Patrick A. Galliher, President


                                       /s/  Suzanne E. Galliher
                                       Suzanne E. Galliher, Secretary